Exhibit 12.1

SOUTHERN COPPER CORPORATION

COMPUTATION OF FINANCIAL RATIOS

(In millions except ratios)

EARNINGS TO FIXED CHARGES	2006	2005	2004	2003	2002
Earnings before tax, minority interest and cumulative effect of change in accounting principle	$3,006.0	$2,002.4	$1,420.9	$209.5	$65.3
Fixed charges
Interest expense	113.4	108.9	106.5	117.0	128.7
(Gain) loss on debt prepayment	1.1	10.6	16.5	5.8	12.4
Total fixed charges	114.5	119.5	123.0	122.8	141.1

Earning plus fixed charges	$3,120.5	$2,121.9	$1,543.9	$332.3	$206.4

Earnings to fixed charges	27.2	17.8	12.6	2.7	1.5

	2006	2005	2004	2003	2002
Total debt	$1,528.1	$1,172.1	$1,330.3	$1,671.2	$1,621.2
Cash and marketable securities balance	(1,302.8)	(876.0)	(756.0)	(351.6)	(175.1)
Net debt (A)	225.3	296.1	574.3	1,319.6	1,446.1

Total capitalization
Net debt (A)	225.3	296.1	574.3	1,319.6	1,446.1
Stockholders’ equity	3,666.6	3,326.1	2,813.6	2,022.7	1,881.5
Total B	$3,891.9	$3,622.2	$3,387.9	$3,342.3	$3,327.6

Net debt/total capitalization	5.8%	8.2%	17.0%	39.5%	43.5%